FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT, dated as of February 1, 2008, to the Credit Agreement referred to below (this “Amendment”) by and among BUTLER SERVICE GROUP, INC., a New Jersey corporation, as the Borrower (the “Borrower”), the other Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders (in such capacity, the “Agent”), and the other Lenders signatory hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the other Credit Parties signatory thereto, Agent, and Lenders signatory thereto are parties to that certain Third Amended and Restated Credit Agreement, dated as of August 29, 2007 (including, all annexes, exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”); and

WHEREAS, Agent and Lenders have agreed to amend the Credit Agreement in the manner, and on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Annex A of the Credit Agreement.

2.	Amendments to Annex A (Definitions) of the Credit Agreement.

(a)           Annex A of the Credit Agreement is hereby amended as of the First Amendment Effective Date (as defined below) by adding the following definitions in the appropriate alphabetical order:

““First Amendment Effective Date” means February 1, 2008.

“Daily Reserve” means with respect to the Borrowing Base of the Borrower, a reserve against the Borrowing Availability of the Borrower in an amount, which shall accrue on a daily basis in equal installments of $5,000 commencing on the First Amendment Effective Date through the Commitment Termination Date.”

(b)           Annex A of the Credit Agreement is hereby further amended as of the First Amendment Effective Date by deleting the language “February 1, 2008” in clause (a) of the definition of “Commitment Termination Date” and substituting in lieu thereof the language “February 29, 2008”.

(c)           Annex A of the Credit Agreement is hereby further amended as of the First Amendment Effective Date by deleting the definition of “Reserves” in its entirety and substituting in lieu thereof the following new definition:

““Reserves ” means, with respect to the Borrowing Base of the Borrower (a) a reserve for the face amount of all Letters of Credit issued hereunder, (b) reserves established pursuant to Section 5.4(c), (c) the Daily Reserve and (d) such other reserve against Eligible Accounts, Eligible Pending Accounts Receivable and Fixed Contract Accounts Receivable or Borrowing Availability of the Borrower that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.”

3.             Amendment to Annex B of the Credit Agreement. Subsection (a) of Annex B of the Credit Agreement is hereby amended as of the First Amendment Effective Date by deleting “Nine Million Dollars ($9,000,000.00)” where it appears in the second sentence of such subsection (a) and substituting in lieu thereof, “$3,845,844.80”.

4.             Payment of Default Rate. The Borrower and the other Credit Parties acknowledge and agree that Agent provided notice to the Borrower that, commencing on January 3, 2008, all outstanding Obligations bore interest at the Default Rate in accordance with Section 1.5(d) of the Credit Agreement through the date hereof, all of which interest shall be due and payable in cash on the Commitment Termination Date; provided, that the Default Rate interest due on the date hereof shall be waived if the Borrower pays in full in cash on the Commitment Termination Date all then outstanding Obligations (including, without limitation, cash collateralizing all outstanding Letters of Credit in accordance with the terms of Section 1.2 and Annex B, clause (c) of the Credit Agreement), together with interest, fees, expenses, attorneys fees and any other charges hereafter accruing through the date of payment, under the Loan Documents; provided further that to the extent all outstanding Obligations are not paid in full on or prior to the Commitment Termination Date, all outstanding Obligations shall continue to bear interest at the Default Rate until such Obligations are paid in full.

5.             Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, each of the Borrower and Credit Parties make the following representations and warranties to Agent and Lenders:

(a)           The execution, delivery and performance of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”) by the Borrower and the other Credit Parties: (a) is within such Person’s organizational power; (b) has been duly authorized by all necessary or proper corporate and shareholder action; (c) does not contravene any provision of such Person’s charter or bylaws or equivalent organizational documents; (d) does not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) does not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) does not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent pursuant to the Loan Documents; and (g) does not require the consent or approval of any Governmental Authority or any other Person.

(b)           This Amendment has been duly executed and delivered by or on behalf of each of the Borrower and the other Credit Parties.

(c)           Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of the Borrower and each of the other Credit Parties party thereto, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)           No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(e)           No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Governmental Authority, or before any arbitrator or panel of arbitrators, (a) which challenges the Borrower’s or, to the extent applicable, any other Credit Party’s right, power, or competence to enter into this Amendment or perform any of their respective obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (b) which if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of Holdings or the Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)            The representations and warranties of the Borrower and the other Credit Parties contained in the Credit Agreement and each other Loan Document shall be true and correct on and as of the First Amendment Effective Date and the date hereof with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

6.             No New Letters of Credit. As of the First Amendment Effective Date, neither the Agent nor the Lenders shall have any obligation to issue, extend or renew, and the Borrower shall not request the issuance, extension or renewal of, any Letters of Credit to the Borrower under the Credit Agreement. Any past issuances of Letters of Credit for the account of the Borrower should not be considered an agreement, express or implied, on the part of the Lenders to issue any additional Letters of Credit or an agreement to waive any terms of the Credit Agreement in the future, including, without limitation, the satisfaction of conditions precedent to funding.

7.             No Other Amendments/Waivers. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

8.             Outstanding Indebtedness; Waiver of Claims. Each of the Borrower and the other Credit Parties hereby acknowledges and agrees that as of February 1, 2008, the aggregate outstanding principal amount of the Revolving Loan is $33,702,945 and the aggregate outstanding Letters of Credit Obligations is $3,845,844.80, and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. The Borrower and each other Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, “Claims”), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which the Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the date hereof; provided, that neither the Borrower nor any other Credit Party waives any Claim solely to the extent such Claim relates to the Agent’s or any Lender’s gross negligence or willful misconduct.

9.             Amendment Fee. The Borrower and the other Credit Parties hereby, jointly and severally agree to pay to the Agent, for the ratable benefit of the Lenders, an amendment fee in the aggregate amount equal to $300,000, which shall be fully earned, due and payable in immediately available funds on the First Amendment Effective Date (the “Amendment Fee”); provided, that a portion of the Amendment equal to $100,000 shall be refunded to the Borrower on the Commitment Termination Date if the Borrower pays in full in cash on the Commitment Termination Date all then outstanding Obligations (including, without limitation, cash collateralizing all outstanding Letters of Credit in accordance with the terms of Section 1.2 and Annex B, clause (c) of the Credit Agreement), together with interest, fees, expenses, attorneys fees and any other charges hereafter accruing through the date of payment, under the Loan Documents.

10.           Expenses. The Borrower and the other Credit Parties hereby reconfirm their respective obligations pursuant to Sections 1.9 and 11.3 of the Credit Agreement to pay and reimburse Agent, for itself and Lenders, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

11.           Effectiveness. This Amendment shall be deemed effective as of the date hereof (the “First Amendment Effective Date”) only upon satisfaction in full in the judgment of Agent of each of the following conditions:

(a)           Amendment. Agent shall have received five (5) original copies of this Amendment duly executed and delivered by Agent, the Requisite Lenders, the Borrower and the other Credit Parties.

(b)           Amendment Fee. Agent shall have received payment of the Amendment Fee.

(c)           Payment of Letter Agreement Fee. Agent shall have received payment of the fee referred to in that certain Letter Agreement, dated January 9, 2008, among the Borrower, the other Credit Parties thereto, Agent and the Lenders signatory thereto, in an aggregate amount equal to $50,000.

(d)           Payment of Fees and Expenses. The Borrower shall have paid to Agent all documented costs, fees and expenses owing to Agent in connection with this Amendment and the other Loan Documents (including, without limitation, reasonable legal fees and expenses).

(e)           Representations and Warranties. The representations and warranties of or on behalf of the Borrower and the Credit Parties in this Amendment shall be true and correct on and as of the First Amendment Effective Date and the date hereof, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

12.          GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.          Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUTLER SERVICE GROUP, INC., as Borrower

By:	/s/ Mark Koscinski

Name:	Mark Koscinski

Title:	SVP Controller

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:	/s/ James H. Kaufman

Name:	James H. Kaufman

Title:	Duly Authorized Signatory

The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as the Borrower.

BUTLER INTERNATIONAL, INC.

BUTLER SERVICES INTERNATIONAL, INC.

BUTLER TELECOM, INC.

BLUESTORM, INC.

BUTLER SERVCICES, INC.

BUTLER UTILITY SERVICE, INC.

By:	/s/ Mark Koscinski

Name:	Mark Koscinski